ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT (this "Agreement"), dated December 13, 2000 (the "Effective Date"), by and between AT&T Corp., a New York corporation ("Seller"), and Swift Telecommunications Inc., a Delaware corporation ("Buyer").

         WHEREAS, Seller is engaged, among other things, in the business of providing network-based messaging services and applications utilizing the EasyLink global network to certain of its business customers, which services are known as AT&T EasyLink Services (the "Services" or the "Business"); and

         WHEREAS, upon the terms and subject to the conditions set forth herein and for the consideration described herein, Seller desires to sell, and Buyer desires to purchase, certain of the assets relating to the Business as specified herein for the purpose of Buyer carrying on the Business as a going concern in succession to Seller;

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the closing (the "Closing") of the transactions contemplated hereby (the "Transaction"), Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the following assets of Seller relating to the Business, as the same shall exist on the Closing Date (collectively, the "Assets"):

                  1.1 Contracts. Seller's right, title and interest in (a) the customer contracts for the Services to the extent applicable to the Business (the "Customer Contracts") including customer contracts for the Services with the Customers listed on Schedule 1.1(a) to the extent applicable to the Business, which Customers account for approximately 80% of the billed revenue for the U.S. portion of the Business for the period from January 1 through September 30, 2000, and (b) (i) the Underlease of 6th Floor Merchant's, City Harbour, East Ferry Road, London Docklands (the "Docklands 6th Floor Property"), dated August 1, 1989, as amended, between Stockley Academy Limited and AT&T (UK) Limited, as amended; (ii) the Lease relating to the roof of the Northern & Shell Tower City Harbour, 4 Selsdon Way, London E14 (the "Roof"; and together with the Docklands 6th Floor Property, the "Docklands Property"), dated May 22, 1997, as amended, between Guinness Flight Trustees s.a.r.l. and AT&T (UK) LTD; (iii) the Lease relating to High Technology Centre, Madeley Road, North Moans Moat, Redditch, Worcestershire (the "Redditch Property"; together with the Docklands Property, the "EasyLink UK Properties") between Michael Phillips Thompson and AT&T Istel Limited; and (iv) the contracts listed on Schedule 1.1(b), to the extent applicable to the Business (collectively, the "Other Contracts" and together with the Customer Contracts, the "Contracts"), in all cases, subject to
Section 7.4;

                  1.2 Receivables. All of Seller's right, title and interest in the Accounts Receivable (as such term and certain other capitalized terms used herein without definition are defined in Section 9.10); provided that the parties expressly agree and acknowledge that the definition of Accounts Receivable does not include, and that Seller shall retain all rights in and to, any accounts receivables or other rights to receive payments accruing prior to the Closing from any foreign telecommunications administrations in connection with the routing or termination of international traffic, under the international settlements process or otherwise; provided, further, that any amounts due from Seller to such administrations related to the conduct of the Business disclosed, reflected or reserved against in the Balance Sheet or arising in the ordinary course of Business between the date of the Balance Sheet and the Closing Date and reflected on the Closing Balance Sheet shall be assumed by Buyer pursuant to Section 2.1(e);

                  1.3 Intellectual Property Rights. Intellectual property rights, title and interest, as specified in the Intellectual Property Agreement (the rights granted to Buyer under the Intellectual Property Agreement are referred to herein as the "Intellectual Property Rights");

                  1.4 Equipment. All of Seller's right, title and interest in and to the equipment described on Schedule 1.4 (collectively, the "Equipment"). The parties understand that the actual equipment may deviate slightly from
Schedule 1.4, which deviation shall not exceed five percent (5%) in value and shall not have a Material Adverse Effect on Buyer's ability to conduct the Business after the Closing;

                  1.5 Government Licenses. To the extent their transfer is permitted by law, all Permits (as defined in Section 5.10);


                  1.6 EasyLink Services Ltd. All of the shares in AT&T EasyLink Services Ltd. ("EasyLink UK"), a U.K. company that is a wholly-owned subsidiary of Seller;


                  1.7 Goodwill. The goodwill associated with the Business; and


                  1.8 Books and Records. All books and records of the Business, including books and records related to inventory, purchasing, accounting, sales, maintenance, repairs, marketing, customers and suppliers.

2.       Assumption of Liabilities.
         -------------------------

                  2.1 Assumption of Liabilities by Buyer. At the Closing, Buyer shall assume and thereafter pay, perform, satisfy and discharge the following obligations and liabilities of Seller (collectively, the "Assumed Liabilities"):

                  (a) all of the liabilities and obligations of Seller under the Contracts (subject to Section 8.1(b));

                  (b) all of the liabilities and obligations of Seller under the applicable AT&T tariffs pursuant to which any of the EasyLink Services are provided to customers;

                  (c) all liabilities and obligations arising from or in connection with the Business or the Assets after the Closing Date, including without limitation, all obligations and liabilities associated with interconnection arrangements and settlements and including without limitation costs for transitioning the Business to Buyer;

                  (d) any liabilities and obligations for Taxes in connection with (i) the operation of the Business after the Closing Date and (ii) the sale and purchase of the Assets by Buyer and the consummation of the Transaction; and

                  (e) any other liabilities and obligations of Seller related to the conduct of the Business or the Assets disclosed in this Agreement or disclosed, reflected or reserved against in the Balance Sheet or arising in the ordinary course of the Business between the date of the Balance Sheet and the Closing Date.

                  2.2 Excluded Liabilities. Buyer is not assuming or agreeing to pay, perform, assume or discharge, or otherwise be responsible for, any liabilities of Seller, fixed or contingent, known or unknown, other than the Assumed Liabilities (collectively, the "Excluded Liabilities").

3.       Consideration for Sale of the Assets.
         ------------------------------------

                  3.1 Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement and in consideration for the sale and transfer of the Assets, at the Closing Buyer shall assume the Assumed Liabilities and shall pay to Seller the sum of $15,000,000 (subject to adjustment as provided for in Sections 3.8 and 7.18, the "Cash Payment") by wire transfer of immediately available funds to an account specified in writing by Seller. In addition, at the Closing, Buyer shall deliver to Seller a promissory note (the "Note"), in such form as reasonably determined by Seller, subject to Buyer's approval which shall not be unreasonably withheld, in the principal amount of $35,000,000 (subject to adjustment as provided for in Sections 3.8 and 7.18). The total amount of the Cash Payment and Note principal shall be the Purchase Price.

                  3.2 Payments Under the Note. The Note will provide that, in 48 monthly installments commencing 60 days following the Closing Date, Buyer shall pay to Seller the sum of $729,166.67 (subject to adjustment as provided for in Sections 3.8 and 7.18) per month (except for the 48th installment which shall be in the amount of $729,166.51, subject to adjustment as provided for in Sections
3.8 and 7.18) plus, with each monthly installment, accrued interest on the unpaid balance from the Closing Date, calculated as follows:

         The interest rate shall be established initially to be one percent (1%) higher than the present-day prime rate listed in the Wall Street Journal on the Closing Date, and shall be adjusted every six months to be equal to one percent (1%) higher than the present day prime rate listed in the Wall Street Journal on the date of adjustment (or if the date of adjustment is not a Business Day, on the next Business Day following the date of adjustment). Any payment hereunder that is not paid within ten (10) days of the date when such payment is due shall accrue late payment interest at a rate of one and one-half percent (1.5%) per month, calculated from the date such payment was due until such payment is received by Seller.

         Such Note shall be secured by a pledge of the Assets, all of the shares of stock and assets owned by Buyer as of the Closing or thereafter acquired (including, without limitation, all shares of Comtext (UK), a wholly-owned subsidiary of Buyer), all assets owned by Comtext (UK) as of the Closing or thereafter acquired, and all of the Buyer's issued and outstanding stock, which pledge will be evidenced by such security agreements, guarantees and other financing documents (collectively, "Security Agreements"), which Security Agreements shall be in a form as reasonably determined by Seller, subject to Buyer's approval which shall not unreasonably be withheld.

         All payments by Buyer to Seller hereunder shall be by wire transfer of immediately available funds to an account as specified in writing by Seller. The aggregate amount of such payments due under this Section 3.2 shall equal $35,000,000 plus applicable interest.

         In the event that for any period of time after the Closing the Business is completely inoperable due to a Force Majeure Event, then Buyer's obligations to make payments under the Note shall be suspended during such period, which period shall in no case exceed 120 days after the Force Majeure Event occurs. The suspension of payments under this paragraph is contingent upon Buyer using all reasonable efforts to ensure that the Business commences partial operation, as well as full operation, as soon as possible after the Force Majeure Event occurs at which point payment obligations will be reinstated in full. Interest shall continue to accrue at the rate specified in Section 3.2 during the entire period that payments are suspended hereunder.

         In the event that for any period of time after the Closing the Business is substantially and materially impaired (i.e., monthly billable revenues for the EasyLink Services are reduced by more than 50%) due to a Force Majeure Event, then Buyer's obligations to make principal payments under the Note shall be suspended during such period, which period shall in no case exceed 120 days after the Force Majeure Event occurs. The suspension of payments under this paragraph is contingent upon Buyer using all reasonable efforts to remove and mitigate such impairment at the earliest possible time so that it would no longer be deemed substantial and material at which point all payment obligations will be reinstated in full. Buyer's obligation to make interest payments hereunder shall not be suspended at any time during such period of substantial and material impairment.

                  3.3 Rights of Set-off. Buyer may not set-off any payments due under this Article 3 against any other payments due (or which may be due) from Seller to Buyer under the Agreement or any other agreement, arrangement or understanding.

                  3.4 Audit. Each payment by Buyer of the amounts set forth in
Section 3.2 to Seller shall be accompanied by a detailed statement of accounting of the underlying components of each such payment.

                  3.5 Security Agreements.  On the Closing Date,
Buyer shall deliver to Seller Security Agreements fully executed by the appropriate parties in accordance with the requirements of Section 3.2.

                  3.6 Guaranty. On the Closing Date, Buyer shall deliver a guaranty (in such form as reasonably determined by Seller, subject to Buyer's approval which shall not be unreasonably withheld) to Seller provided by Tampa Bay Financial, Inc., guaranteeing Buyer's payment of the first $15,000,000 of principal due under the Note, together with interest as specified in Section
3.2. In addition, Buyer shall use its best reasonable commercial efforts to deliver at Closing a guaranty (in such form as reasonably determined by Seller, subject to Buyer's approval which shall not be unreasonably withheld) to Seller provided by a Person reasonably acceptable to Seller guaranteeing Buyer's payment of the remainder of the principal due under the Note, together with interest as specified in Section 3.2.

                  3.7 Allocation of Purchase Price. Within twenty (20) days after finalization of the Closing Balance Sheet pursuant to Section 7.16, Buyer will provide Seller with Buyer's proposed allocation of the consideration herein among the Assets (other than the shares of EasyLink UK) and the assets owned by EasyLink UK as of the Closing (the "US Allocation"), as well as its proposed apportionment of the Purchase Price to the shares of EasyLink UK described in
Section 1.6 (the "UK Allocation"; together with the US Allocation, the "Allocation"). The US Allocation shall be consistent with the provisions of
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder. Within fifteen (15) days after the receipt of the proposed Allocation, Seller will propose to Buyer any changes to such Allocation (and in the event no such changes are proposed in writing to Buyer within such time period, the Seller will be deemed to have agreed to, and accepted, the Allocation). Buyer and Seller will act in good faith to resolve any differences with respect to the Allocation within fifteen (15) days after Buyer's receipt of written proposals from Seller. Buyer and Seller shall file all Tax reports, returns and other statements and conduct any audit, tax proceeding or tax litigation relating thereto consistent with such Allocation.

                  3.8      Sales of Assets by Buyer.
                           ------------------------

                  (a) Nothing herein or in the Security Agreements shall preclude Buyer from selling substantially all of the assets or all of the stock of GN Comtext s.r.l., a wholly-owned subsidiary of Buyer; provided that if such sale occurs prior to the payment in full of the Note, Buyer shall pay to Seller one hundred percent (100%) of the cash proceeds (including any payments of principal or interest under any note) received in connection with such sale (after netting out up to $2,800,000 of the cash payment received at the closing of such sale) within 3 Business Days after Buyer's receipt thereof, as a prepayment of the Note in accordance with Section 3.8(c) below; provided, further, that in the event that the Cash Payment made by Buyer at Closing is at least $24,000,000, then Buyer shall have no obligation to pay to Seller any portion of any proceeds received in connection with the sale of the assets or stock of GN Comtext s.r.l.

                  (b) Nothing herein or in the Security Agreements shall preclude Buyer from selling substantially all of the assets related to the fax and/or EDI and/or application-based e-mail portion of the EasyLink Business operating on the IMS and/or GMS platforms (each, a "Line of Business"); provided that if such sale occurs prior to the payment in full of the Note, (i) the credit-worthiness of the purchaser (the "Purchaser") of such Line of Business shall be subject to the approval of Seller, which approval shall not be unreasonably withheld; (ii) the purchase price for such Line of Business shall exceed 50% of the Annual Revenue (as defined below) attributable to such Line of Business; (iii) at least forty percent (40%) of the total purchase price to be received by Buyer in connection with such sale shall be in the form of a cash payment at the closing of such sale; and (iv) the remainder of the purchase price shall be in the form of a secured promissory note to be paid in full within two years after the closing of such sale, which note shall be secured by the assets being sold; provided, further, that Buyer shall pay to Seller within three (3) Business Days after receipt: (A) ninety-five percent (95%) of all cash proceeds received by Buyer from the Purchaser upon the closing of such sale; and
(B) eighty-five percent (85%) of all principal and interest payments paid by the Purchaser under any note issued in connection with such sale.

                  For purposes of this Section 3.8(b), "Annual Revenue" attributable to a Line of Business shall mean the revenue, determined in accordance with U.S. generally accepted accounting principles consistently applied, generated by such Line of Business during the twelve-full calendar months immediately preceding the date upon which the applicable purchase agreement is executed by Buyer and the Purchaser. At all times prior to the payment in full of the Note, Buyer shall maintain books and records in accordance with U.S. generally accepted accounting principles, consistently applied over the period, for each Line of Business. In the event that Buyer elects to sell a Line of Business hereunder, it shall provide Seller with sufficient information and access to its books and records so that Seller may ascertain the creditworthiness of the prospective Purchaser and whether the prospective sale meets all of the criteria specified in this Section 3.8(b).

                  (c) All payments received by Seller under this Section 3.8 after the Closing shall be applied as a prepayment of the Note in the following manner: such proceeds shall first be applied to prepay the 48th monthly installment of principal due under the Note, together with interest accrued from the Closing Date calculated in accordance with Section 3.2, then the 47th installment and so on in reverse chronological order.

                  (d) Any sale of the telex portion of the Business shall be subject to Seller's approval (including, without limitation, as to the structure of the sale, the purchase price, the purchaser, and the amount of proceeds which shall be applied to prepay the Note), which approval shall not be unreasonably withheld.

4.       Closing.
         -------

                  4.1 Effective Date of Closing. The Closing shall be effective as of the last day of the calendar month in which the parties have received all required approvals under the HSR Act (the "Closing Date"); provided that the Closing Date shall not occur in the year 2000 without Seller's consent and in the event that pursuant to the preceding clause, the Closing Date were scheduled to occur during the year 2000, then the Closing Date would be January 31, 2001.

                  4.2 Closing. Upon the terms and subject to the conditions set forth herein, the Closing shall take place at the offices of Seller at 295 North Maple Avenue, Basking Ridge, NJ at 5:00 p.m. local time upon the Closing Date or if the Closing Date is not a Business Day, the Business Day immediately preceding the Closing Date; provided that the Closing shall not be deemed effective until the Closing Date.

5.       Representations and Warranties of Seller.
         ----------------------------------------

Seller hereby represents and warrants to Buyer as follows:

                  5.1 Seller's Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and lawful authority to carry on the Business as it is currently being conducted. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which the ownership, operation or lease of the Assets or the conduct of the Business by Seller requires qualification or licensing to do business as a foreign corporation and in which the failure to so qualify would have a Material Adverse Effect.

                  5.2 EasyLink UK Organization and Good Standing. EasyLink UK is a limited liability company (Registration Number 3739714) duly organized, validly existing and in good standing under the laws of England and Wales and has all requisite corporate power and lawful authority to carry on the Business as it is currently being conducted by EasyLink UK. EasyLink UK is duly qualified or licensed to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which its ownership, operation or lease of the EasyLink UK Assets or the conduct of the Business by EasyLink UK requires qualification or licensing to do business as a foreign corporation and in which the failure to so qualify would have a Material Adverse Effect.

                  5.3 Authorization. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements, to consummate the Transaction and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Seller and the consummation by Seller of the Transaction have been duly authorized by all necessary corporate action of Seller, and no other board of directors, shareholder or other corporate proceeding by or on behalf of Seller is necessary to authorize the execution, delivery or performance of this Agreement or any other Transaction Agreement, or the consummation of the Transaction. This Agreement constitutes, and the other Transaction Agreements when executed and delivered will constitute, the valid and legally binding obligation of Seller, enforceable against Seller in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

                  5.4 Freedom to Contract. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Seller and the consummation by Seller of the Transaction will not: (i) violate or conflict with any provision of the certificate of incorporation or by-laws of Seller, each as amended; (ii) violate any of the terms, conditions or provisions of any applicable law, rule, statute, regulation, order, writ, injunction, judgment or decree of any Governmental Authority (collectively, "Applicable Law"); or (iii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms, conditions or provisions of any Contract (other than Contracts which shall be treated in accordance with the provisions of Section 7.4). Other than as may be required by the HSR Act, no authorization, approval, order, license, permit, franchise or consent of, and no registration, declaration or filing with, any Governmental Authority, is required in connection with Seller's execution, delivery and performance of this Agreement or any other Transaction Agreement or the consummation of the Transaction.

                  5.5      Title to Assets; Encumbrances, etc.
                           ----------------------------------

                  (a) Seller has good title to all of the Assets (excluding all Intellectual Property Rights), free and clear of any mortgage, pledge, security interest, title defect or objection, lien, charge or encumbrance of any kind, including without limitation, any lease, license or other right of occupancy, possession or use, or any conditional sales contract or other title or interest retention arrangement (collectively, "Liens"); except for Liens securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable (collectively, "Permitted Liens"). Subject to Section 7.4, the instruments of transfer executed and delivered by Seller at the Closing will be effective to vest in Buyer good title to the Assets (excluding all Intellectual Property Rights), free and clear of any and all Liens, other than Permitted Liens. No third party has any rights to purchase any of the Assets (excluding all Intellectual Property Rights), or any interest therein or portion thereof, including rights of first offer or first refusal.

                  (b) EasyLink UK has good title to all of the assets (excluding all Intellectual Property Rights) which are reflected on the Balance Sheet as owned by EasyLink UK, except for such deviations as would not have a material adverse effect on Buyer's ability to conduct the EasyLink UK business, and excluding assets sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet (collectively, the "EasyLink UK Assets"), free and clear of any Lien except for Permitted Liens and Liens that individually or in the aggregate would not have a Material Adverse Effect.

                  5.6      Contracts.
                           ---------

                  (a) Except as set forth in Schedule 5.6, Seller is not in default, nor has it received written notice that it is in default, in any material respect under any of the Contracts, which default individually or in the aggregate would have a Material Adverse Effect.

                  (b) Except as set forth in Schedule 5.6, to Seller's Knowledge, EasyLink UK is not in default nor has EasyLink UK received written notice that it is in default, under any contract to which it is a party (including, without limitation, any lease), which default individually or in the aggregate would have a Material Adverse Effect.

                  5.7 EasyLink UK. AT&T Investments UK LLC, a wholly-owned subsidiary of Seller, is the record and beneficial owner of all of the outstanding shares of capital stock of EasyLink UK, all of which are fully paid and non-assessable, free and clear of any Liens, other than any Liens created by this Agreement. There are no options, warrants, conversion or subscription rights, agreements or contracts obligating EasyLink UK, conditionally or otherwise, to issue or sell any new or existing shares of capital stock or any instruments convertible into or exchangeable for any shares, or to purchase or redeem any of its shares.

                  5.8 Litigation. Except as listed on Schedule 5.8, there is no action, suit, inquiry, litigation, proceeding or investigation by or before any Governmental Authority, pending or, to Seller's Knowledge, threatened, against Seller or EasyLink UK relating to the Business or the Assets, which could reasonably be expected to have a Material Adverse Effect. Neither Seller nor EasyLink UK is subject to any judgment, order or decree entered in any lawsuit or proceeding that could reasonably be expected to have a Material Adverse Effect on Buyer's ability to conduct the Business after the Closing Date.

                  5.9 Compliance with Law. Neither Seller nor EasyLink UK is in violation of any Applicable Law that could reasonably be expected to have a Material Adverse Effect on Buyer's ability to conduct the Business after the Closing Date.

                  5.10 Governmental Licenses and Approvals. Seller and EasyLink UK have all material governmental licenses, franchises and permits required under Applicable Law for the conduct of the Business as currently conducted (all such licenses, franchises and permits being referred to herein as the "Permits"), except where the absence thereof does not have a Material Adverse Effect. Seller and EasyLink UK are in full compliance with, and in good standing under, all such Permits, except where such lack of full compliance or good standing would not have a Material Adverse Effect.

                  5.11 Financial Statements. Attached as Schedule 5.11 hereto are the Financial Statements. The Financial Statements are complete and correct in all material respects and have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied, except as specified in Schedule 5.11 and that the Financial Statements will be subject to normal year-end adjustments. Except as set forth on Schedule 5.11 hereto, the Financial Statements fairly present the operating results of the Business during the period indicated therein. To Seller's Knowledge, there are no material liabilities or obligations applicable to the Business (whether accrued, absolute, contingent, unasserted or otherwise) except (1) as disclosed, reflected or reserved against in the Balance Sheet, and (2) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet.

                  5.12 Accounts Receivable. All Accounts Receivable of the Business, whether reflected on the Balance Sheet or subsequently created, have arisen from bona fide transactions in the ordinary course of business and are reflected on the Balance Sheet in accordance with U.S. generally accepted accounting principles, consistently applied, or were subsequently created in the ordinary course of business.

                  5.13     Taxes.
                           -----

                  (a) To the extent a failure to do so would have a Material Adverse Effect, Seller has (i) timely filed within the time period for filing or any extension granted with respect thereto all returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes ("Tax Returns") which it is required to file with respect to taxable periods (or portions thereof) ending on or before the Closing Date relating to or pertaining to any and all Taxes attributable to or levied upon any Asset and (ii) paid any and all Taxes it is required to pay in connection with the periods to which such Tax Returns relate.

                  (b) EasyLink UK is a duly and properly registered taxable person for Value Added Tax ("VAT") purposes in the UK. The Capital Goods Scheme in Part XV of the Value Added Tax Regulations 1995 (SI 1995/2518) does not apply to any of the EasyLink UK Assets.

                  (c) All documents (other than those which have ceased to have any legal effect) which are necessary to establish the title to any of the EasyLink UK Assets which are located in the UK and which attract stamp duty in the UK have been duly stamped or adjudicated not liable to stamp duty and no such documents which are outside the UK would attract stamp duty if they were brought into the UK.

                  5.14 Restrictions on Business Activities. Except as set forth in Schedule 5.14, there is no agreement, judgment, injunction, order or decree to which either Seller or EasyLink UK is a party or which is otherwise binding upon either Seller or EasyLink UK which materially restricts or limits its ability to conduct the Business as conducted immediately prior to the Closing Date.

                  5.15     Employee Related Matters.
                           ------------------------

                  (a) Except to the extent set forth on Schedule 5.15(a), none of the U.S. Business Employees or E.U. Business Employees (collectively, the "Employees") is under notice of termination of employment given or received.

                  (b) Schedules 7.5(a)(i) and 7.5(a)(ii) are true and correct in all material respects.

                  (c) Seller has not made, offered, promised or agreed to any change to the current salary of any Employee as set forth in Schedules 7.5(a)(i) or 7.5(a)(ii), as the case may be, other than regularly scheduled salary adjustments and bonuses in the ordinary course of business. Copies of any written agreements with Employees have been provided to Buyer.

                  (d) All agreements entered into by Seller or EasyLink UK with the Employees may be terminated by not more than six months' notice and without payment of compensation or damages, other than any payments arising under statutes relating to employment law, applicable collective bargaining agreements, or as provided in this Agreement.

                  (e) Seller has made available to Buyer full and accurate copies of all collective bargaining agreements with any unions, representatives or other organizations which affect the Employees.

                  (f) Neither Seller nor EasyLink UK has received notice of any material industrial or other such dispute with any of the Employees, any union, employee representatives or other organization formed for a similar purpose which would have a Material Adverse Effect and, to Seller's Knowledge, no such dispute is existing, pending or threatened.

                  (g) There is no collective bargaining agreement or other arrangement to which Seller or EasyLink UK is a party which Seller or EasyLink UK has failed to comply with which failure would restrict the transactions contemplated by this Agreement or would otherwise have a Material Adverse Effect.

                  (h) To Seller's Knowledge, there are no pending or threatened inquiries or investigations involving or relating to the Employees by the Equal Opportunities Commission, the Commission for Racial Equity, the Health and Safety Executive or similar authorities that would reasonably be expected to have a Material Adverse Effect.

                  (i) There is no pending or threatened in writing litigation and, to Seller's Knowledge, no existing material dispute involving or relating to any of the Employees other than routine claims for benefits in the ordinary course of the operation of Seller's or its Affiliates' benefit plans, or for which Buyer will have no liability after the Closing Date.

                  (j) To Seller's Knowledge, Seller and EasyLink UK have at all relevant times complied with all their obligations under statute and otherwise concerning the health and safety at work of the Employees, except for failures to comply which individually or in the aggregate would not have a Material Adverse Effect, and to Seller's Knowledge there are no claims threatened or pending by any party in respect of any accident or injury which are not fully covered by insurance or by any Employee in respect of any accident or injury or for which Buyer would have liability after the Closing Date.

                  (k) To Seller's Knowledge, Seller and EasyLink UK have fully complied with their obligations under all applicable governmental regulations and similar legislative or regulatory requirements to inform and consult with union or other employee representatives concerning the transactions contemplated by this Agreement, except for such failures to comply that would not individually or in the aggregate have a Material Adverse Effect.

                  (l) To Seller's Knowledge, the job performances of all Employees are reasonably satisfactory and none of the Employees is guilty of misconduct that would be reasonably considered grounds for dismissing such Employee.

                  5.16 Sufficiency of Equipment. Except as set forth in Schedule 5.16, the Equipment comprises sufficient equipment for Buyer to provide the AT&T EasyLink Services in the United States in all material respects in substantially the same manner as they were provided by Seller in the United States as of the Effective Date.

                  5.17 Environmental Matters. No Hazardous Substances (as hereinafter defined) have been discharged, released or emitted by EasyLink UK into the air, water, surface water, ground water, land surface or subsurface strata or transported to or from any of the EasyLink UK Properties in the operations of the Business except in accordance with all applicable Environmental Laws, and except for incidental release of Hazardous Substances in amounts or concentrations that would not have a Material Adverse Effect. Neither Seller nor, to Seller's Knowledge, EasyLink UK has received any notification from a governmental agency that there is any violation of any Environmental Law with respect to the EasyLink UK Properties.

                  For purposes of this Agreement, the following terms shall have the following meanings:

                  "Environmental Law" shall mean any statute, law, ordinance, rule or regulation applicable to EasyLink UK or the EasyLink UK Properties and any order to which EasyLink UK is a party or is otherwise bound with respect to the operations of the Business on the EasyLink UK Properties, relating to pollution or protection of the environment, including natural resources, or exposure of persons, including employees, to Hazardous Substances; and

                  "Hazardous Substances" shall mean any substance, whether liquid, solid or gas listed, identified or designated as hazardous or toxic under any Environmental Law, which, applying criteria specified in any Environmental Law, is hazardous or toxic, or the use or disposal of which is regulated under any Environmental Law.

                  5.18 Brokers. Seller has not, directly or indirectly, employed or utilized the services of any investment banker, broker, finder, consultant or other intermediary in connection with this Agreement or the Transaction.

                  5.19 Disclaimer of Additional Representations and Warranties. Except as expressly set forth in this Agreement, Seller makes no representations or warranties with respect to Seller, EasyLink UK or the Business, or their respective operations, assets (including, without limitation, the Assets), liabilities, or conditions.

6.       Representations and Warranties of Buyer.
         ---------------------------------------

Buyer hereby represents and warrants to Seller as follows:

                  6.1 Buyer's Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and lawful authority to execute and deliver this Agreement and the other Transaction Agreements, to consummate the Transaction and to perform fully its obligations under this Agreement and the other Transaction Agreements.

                  6.2 Authorization of Agreement. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Buyer and the consummation by Buyer of the Transaction have been duly authorized by all necessary corporate action of Buyer, and no other board of directors, stockholder or other corporate proceedings by or on behalf of Buyer is necessary to authorize the execution, delivery or performance of this Agreement or any other Transaction Agreement or the consummation of the Transaction. This Agreement constitutes, and the other Transaction Agreements when executed and delivered will constitute, the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

                  6.3 Freedom to Contract. The execution, delivery and performance of this Agreement or any other Transaction Agreement by Buyer and the consummation by Buyer of the Transaction will not: (i) violate or conflict with any provisions of the certificate of incorporation or by-laws of Buyer, each as amended; (ii) violate any of the terms, conditions or provisions of any Applicable Law; or (iii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms, conditions or provisions of any material contract of Buyer. Other than as may be required by the HSR Act, no authorization, approval, order, license, permit, franchise or consent of, and no registration, declaration or filing with, any Governmental Authority, is required in connection with Buyer's execution, delivery and performance of this Agreement or any other Transaction Agreement or the consummation of the Transaction.

                  6.4 Brokers. Buyer has not, directly or indirectly, employed or utilized the services of any investment banker, broker, finder, consultant or other intermediary in connection with this Agreement or the Transaction.

7.      Further Agreements of the Parties.
        ---------------------------------

                  7.1 Public Announcements. Neither Seller nor Buyer shall, without the prior written approval of the other party, permit any of their respective officers, directors or employees to make any public statement or issue any press release with respect to this Agreement or the Transaction, unless such statement or release is required by applicable law, rule or regulation (provided that the other party shall, to the extent practicable, be given an opportunity to review and consent to such statement or release).

                  7.2 Expenses. The parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the Transaction, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

                  7.3 Indemnification for Fees of Brokers and Finders. Notwithstanding anything to the contrary contained in this Agreement, Buyer, on the one hand, and Seller, on the other, agree to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Buyer, on the one hand, or Seller, on the other hand.

                  7.4 Contracts. Seller shall use reasonable commercial efforts to ensure that the leases for the EasyLink UK Properties are assigned to EasyLink UK on or prior to the Closing Date. If any Contract (or applicable tariff pursuant to which any of the Services are provided to customers) is not assignable by Seller to Buyer, Seller shall, to the extent practicable, give Buyer the benefit of the Contract (or tariff) to the same extent as if Seller had not been excluded from assigning such Contract or tariff to Buyer, and Buyer shall act as Seller's subcontractor and agent and shall perform all of the obligations and assume all of the liabilities under such Contracts and tariffs. Nothing in this Agreement shall be construed as an attempt to assign any Contract for tariffed services or any Contract that by its terms is not assignable without the consent of the other party or as an attempt to assign any AT&T tariff pursuant to which service is provided to customers.

                  7.5      Employment Matters.
                           ------------------

                  (a)      Business Employees

                           (i) Schedule 7.5(a)(i) attached hereto lists separately the names of all employees in the UK whose employment contracts transfer pursuant to the Acquired Rights Directive or who are performing services for EasyLink U.K. and are being assigned to the Business ("E.U. Business Employees") and each E.U. Business Employee's job title, location of employment, current salary, most recent bonus, date of birth, date of employment and current status.

                           (ii) Within five Business Days after the Effective Date, Buyer shall have extended written offers of employment contingent upon the consummation of the Closing, and commencing immediately following the Closing, to each of the U.S. employees of AT&T assigned to the Business who is listed on Schedule 7.5(a)(ii) ("U.S. Business Employees"). Schedule 7.5(a)(ii) lists each U.S. Business Employee's name, job title, location of employment, current and previous year's salary, target bonus opportunity, date of birth, date of employment and current status (e.g., active, disability, leave of absence, etc.). U.S. Business Employees shall have fifteen (15) Business Days to consider and accept or reject such offer. U.S. Business Employees who do not respond to such offers within such fifteen-Business-Day period shall be deemed to have rejected such offer. U.S. Business Employees who accept such offer and who become employed by Buyer after the Closing shall be referred to as "Hired U.S. Business Employees". Buyer shall employ all Hired U.S. Business Employees in positions substantially equivalent to the positions they occupied immediately prior to the Closing, while employed by Seller, and with a base salary and target bonus opportunity which is no less than the base salary and bonus they were being paid by Seller at the time of such offer (as specified in Schedule 7.5(a)(ii)), and at locations within a Reasonable Commuting Distance of the work location to which they were assigned immediately prior to the Closing. The salaries of the Hired U.S. Business Employees shall be subject to increases by Buyer, effective February 2001, in a manner that is consistent with Seller's prior annual salary adjustment practices. Employment with Buyer shall be effective at the first moment of the Closing, except that offers of employment extended to Hired U.S. Business Employees receiving short term disability benefits or on approved leave of absence with a guaranteed right of reinstatement on the Closing Date, if any, will become effective upon their return to active status at the termination of the short term disability or approved leave of absence, respectively.

                           (iii) All Hired U.S. Business Employees shall be eligible to participate in such bonus or incentive compensation plans or programs that Buyer may establish after the Closing Date.

                           (iv) After the Closing Date and for the one-year period immediately following thereafter, Buyer shall retain all the Hired U.S. Business Employees and not terminate the employment of any such employee prior to the end of such one-year period, other than for Cause (as defined below). While employed by Buyer during the one-year period following the Closing Date, in addition to the requirements set forth in this Section 7.5, Hired U.S. Business Employees shall be entitled to at least the same base salary and target bonus opportunity listed on Schedule 7.5(a)(ii), and salary increases in accordance with
         Section 7.5(a)(ii).

                           (v) For purposes of this Agreement, "Cause" for termination shall mean (1) conviction (including a plea of guilty or nolo contendere) of a crime involving theft, fraud, dishonesty or moral turpitude, (2) intentional or grossly negligent disclosure of confidential or trade secret information of Buyer (or any of its Affiliates) to anyone who is not entitled to receive such information,
         (3) gross omission or gross dereliction of any statutory or common law duty of loyalty to Buyer or any of its Affiliates, (4) willful violation of the Buyer's written policies or procedures, or (5) failure to carry out the duties of the employee's position. Buyer shall have no obligation to pay severance or any other benefit to any Hired U.S. Business Employee terminated for Cause within one year after the Closing Date, other than as required by Applicable Law.

                           (vi) Any Hired U.S. Business Employee whose employment with Buyer or any of its Affiliates is involuntarily terminated prior to the end of the twenty-four-month period following the Closing Date, other than for Cause as defined in Section 7.5(a)(v)(1), (2), (3), (4) or (5), shall receive a severance benefit equal to the amount such employee would have received under the applicable Seller severance pay plan as of the Closing Date (the schedule of Seller's severance benefits is described in Schedule 7.5(a)(vi) attached hereto), taking into account for purposes of calculating benefits due under such Schedule, all of such employee's service with Seller prior to the Closing Date as set forth on Schedule 7.5(a)(ii), and all service with the Buyer or any of its Affiliates after the Closing Date. Thereafter, Hired U.S. Business Employees will be eligible to participate in the Buyer's severance plan recognizing combined service with the Seller and Buyer.

                           (vii) Any E.U. Business Employee whose employment with Buyer or any of its Affiliates is involuntarily terminated prior to the end of the twenty-four-month period following the Closing Date, other than for Cause as defined in Section 7.5(a)(v)(1), (2), (3), (4) or (5), shall receive a severance benefit equal to the amount such employee would have received under the applicable severance pay plan as of the Closing Date (the schedule of such severance benefits is described in Schedule 7.5(a)(vii) attached hereto), taking into account for purposes of calculating benefits due under such Schedule, all of such employee's service with Seller or any of its Affiliates prior to the Closing Date as set forth on Schedule 7.5(a)(ii), and all service with the Buyer or any of its Affiliates after the Closing Date. Thereafter, E.U. Business Employees will be eligible to participate in the Buyer's severance plan recognizing combined service with the Seller (and its Affiliates) and Buyer. Buyer shall be responsible for any severance liability in connection with the E.U. Business Employees.

                           (viii) Buyer will continue to support current part-time, job sharing, telecommuting and compressed work schedules of Hired U.S. Business Employees.

                           (ix) Buyer will offer employment to each E.U. Business Employee and will grant for a period not less than that provided for by local country law (the "Vested Rights Period") the same Terms and Conditions of Employment which relate to such E.U. Business Employees immediately prior to such Employee's employment by Buyer.

                  (b)      Seller Benefit Plans.

                           (i) Seller shall retain all liabilities with respect to benefits accrued and claims incurred with respect to all U.S. Business Employees and all E.U. Business Employees under any Seller Benefit Plans (as listed on Schedule 7.5(b)(i) to this Agreement) through the moment immediately preceding the Closing and any and all assets set aside with respect to the funding and payment of such liabilities. Seller shall also retain any liabilities which may accrue after the Closing with respect to any U.S. Business Employee who is not a Hired U.S. Business Employee or which may accrue after the Closing Date in accordance with the terms of Seller's medical and dental expense plans for retired employees and Seller's life insurance program for retired employees (together, "Retirement Related Benefits") for all U.S. Business Employees who are eligible for Retirement Related Benefits as of the Closing Date. Seller will be responsible for all bonuses for all U.S. Business Employees attributable to such Employees' employment with Seller during the year 2000 up to the Closing Date.

                           (ii) Except as otherwise provided in this Agreement, as of the first moment of the Closing, all Hired U.S. Business Employees and all E.U. Business Employees will cease to participate as active employees in or accrue benefits under the benefit plans of Seller or any of its Affiliates. Thereafter, no Hired U.S. Business Employee or E.U. Business Employee shall assume or be entitled to participate in any Seller Benefit Plan, except to the extent such plans provide by their terms for participation after the Closing Date or as otherwise required by law or by the terms of this Agreement.

                  (c)      Buyer Benefit Plans.
                           -------------------

                           (i) As of the first moment of the Closing Date and at least through December 31, 2001, Buyer shall provide to all Hired U.S. Business Employees pension, savings, profit sharing, and health and welfare benefits that are substantially similar in the aggregate to those currently provided by Seller at the Closing Date and as listed on
         Schedule 7.5(b)(i), which shall contain no restrictions or limitations with respect to pre-existing conditions, and which Buyer plans are summarized on Schedule 7.5(c)(i).

                           (ii) Buyer shall recognize, from and after the Closing Date, each Hired U.S. Business Employee's service, as set forth on Schedule 7.5(a)(ii) to this Agreement with respect to each such Employee, for purposes of determining eligibility to participate and vesting in and the schedule of benefits provided by any Employee Benefit Plan established by Buyer or any of their Affiliates on or after the Closing Date or maintained by Buyer or any Affiliate and in which Hired U.S. Business Employees will participate, including without limitation all qualified pension, savings, or profit-sharing plans, group health plans, vacation plans and policies, severance, disability and other welfare benefit plans (including retiree health, dental and life insurance), and, if applicable, eligibility to commence retirement benefits (including any early retirement subsidies), but not benefit accruals under any such qualified pension, savings, or profit-sharing plans.

                           (iii) Neither Seller nor its Affiliates shall have any liabilities or obligations with respect to benefit claims under any plans sponsored, maintained or contributed to by Buyer or any of its Affiliates for or in respect of any Hired U.S. Business Employee. Buyer shall not offer any incentive to any Hired U.S. Business Employee to "opt out" from, or otherwise elect to not participate in any group health plan offering coverage to Hired U.S. Business Employees from and after the Closing Date.

                           (iv) For purposes of determining whether any Hired U.S. Business Employee or his or her covered dependents have satisfied any required co-payments, annual deductibles and out-of-pocket maximums from and after the Closing Date under the terms of Buyer's or any of its Affiliates' group health plans for the calendar year in which the Closing Date occurs, Hired U.S. Business Employees and their covered dependents shall be credited with the amount of deductibles and co-payments made by, or on behalf of, such Hired U.S. Business Employees and their covered dependents under Seller's group health plan for such year.

                           (v) For the balance of calendar year 2001, each Hired U.S. Business Employee shall be entitled to at least the number of vacation days, personal days and floating holidays, including unused carryover vacation days from year 2000, for which they would be eligible for calendar year 2001 (and which remains unused) under Seller's vacation and paid time-off policy in effect immediately prior to the Closing Date. For all subsequent years, each Hired U.S. Business Employee shall be entitled to the amount of vacation, personal days and floating holidays as determined under the vacation and paid time-off policy of the Buyer based on such Hired U.S. Business Employee's service recognized pursuant to Section 7.5(c)(ii).

                7.6 Conduct of the Business; Access; Cooperation. Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in any Schedule to this Agreement or any Transaction Agreement or as Buyer may otherwise consent in writing (which consent shall not be unreasonably withheld), between the Effective Date and the Closing Date, Seller shall: (a) in all material respects operate the Business only in the ordinary course; (b) use its reasonable efforts to preserve intact its Business organization; (c) use its reasonable efforts, consistent with past practices, to preserve its relationships with the material customers of the Business and others having material business dealings with it relating to the Business such that the Business will not be materially impaired; (d) maintain all of the Assets in sufficient operating condition and repair, consistent with past practice, to enable it to operate the Business in all material respects in the manner in which the Business is currently operated; (e) maintain its books of account and records relating to the Business in all material respects in a manner that is consistent with prior practices; (f) upon reasonable prior notice, afford representatives of Buyer reasonable access during normal business hours to the facilities and operations of the Business and the opportunity to discuss the affairs of the Business with employees of Seller familiar therewith; provided that any disclosure whatsoever during such investigation by Buyer (i) shall be subject to the terms and conditions of the Confidentiality Agreement, dated February 17, 2000, between Buyer and Seller, and (ii) shall not be deemed to enlarge the representations and warranties of Seller in any way beyond those specifically set forth in this Agreement; and (g) Seller will cooperate reasonably with Buyer, at Buyer's expense, to obtain such authorizations, consents, waivers and approvals as may be reasonably required in order to enable Seller to effect the transactions contemplated hereby.

                  7.7 Further Assurances. From and after the Closing Date, Seller, on the one hand, and Buyer, on the other hand, agree to execute and deliver such further documents and instruments and to do such other acts and things as Buyer or Seller, as the case may be, may reasonably request in order to effectuate the Transaction. Following the Closing, the parties will cooperate with each other in connection with tax audits and in the defense of any legal proceedings, consistent with the other provisions for defense of claims provided in Article 8.

                  7.8 Receivables; Billing and Collections. Buyer will bill and collect the Accounts Receivables in existence as of the Closing and shall be entitled to any proceeds with respect thereto.

                  7.9 Intellectual Property Agreement. At the Closing, Buyer and Seller shall enter into an Intellectual Property Agreement substantially in the form annexed as Exhibit A hereto (the "Intellectual Property Agreement").

                  7.10 Transition Services Agreement.  At the Closing,
Buyer and Seller shall enter into a Transition Services Agreement substantially in the form annexed as Exhibit B hereto (the Transition Services Agreement").

                  7.11 Use of Telecommunications Services. At the Closing, Buyer and Seller shall enter into a Telecommunications Services Agreement substantially in the form annexed as Exhibit C hereto (the "Telecommunications Services Agreement").

                  7.12 Outstanding Obligations. Within five Business Days after the Effective Date, Buyer shall pay Seller $71,110.69 to satisfy certain payment obligations of Alpha-tel with respect to services provided by Seller for customer account number DCS - 113515; provided that such payment shall not be deemed to waive any of Buyer's right to request service credits from Seller that Buyer may have under any service contract or contract tariffs.

                  7.13 HSR Filings. The parties acknowledge and agree that the consummation of the Transaction may be subject to the filing with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("DOJ") of all reports and notifications that are required under the HSR Act by such authorities. If necessary, Buyer and Seller shall promptly file, or cause to be filed, with the FTC and DOJ any and all such reports or notifications and any other filings required under any other federal law or administrative regulations in connection with the Transaction. The parties agree to take all reasonable actions necessary to seek early termination or expiration of any waiting or clearance periods pursuant to all such reports or notifications and any other filings. The obligations of the parties to consummate the Transactions shall be subject to receipt of all required approvals under the HSR Act or the applicable waiting period and any extension thereof having expired or been terminated.

                  7.14 Conditions to Closing. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions: (a) in respect of the notifications of Buyer and Seller pursuant to the HSR Act, the applicable waiting period and any extensions thereof shall have expired or been terminated; and (b) consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including, any judgment of any court having competent jurisdiction.

                  7.15 Update to Schedules. The parties acknowledge that the disclosure schedules of Seller attached to this Agreement have been prepared as of the date of this Agreement. Within five (5) days after the Closing Date, Seller shall provide Buyer with an updated version of Schedules 5.6 and 5.8 as of the Closing Date in order that the representations contained in Sections 5.6 and 5.8 shall be true and correct as of the Closing Date.

                  7.16 Closing Balance Sheet. Within sixty (60) days after the Closing Date, Seller shall prepare and deliver to Buyer, a consolidated pro forma balance sheet of the Business as of the close of business on the Closing Date. Such balance sheet (the "Closing Balance Sheet") shall be prepared consistently with the September 30, 2000 Balance Sheet included as part of
Schedule 5.11; provided that such Closing Balance Sheet shall not include (x) any accounts receivables or other rights to receive payments other than the Accounts Receivable; or (y) any liabilities resulting from Seller's failure to fulfill its obligations under Section 7.6 to operate the Business in the ordinary course between the Effective Date and the Closing Date, except to the extent that such liabilities have been disclosed in this Agreement or are otherwise disclosed, reflected or reserved against on the Balance Sheet. The Closing Balance Sheet shall not include any cash balance for EasyLink UK and, notwithstanding anything contained herein to the contrary, Seller shall have the right to remove all cash from EasyLink UK prior to the Closing; provided that during the period from the Effective Date through the Closing, EasyLink UK shall continue to pay its debts and obligations in all material respects in a manner that is consistent with past practices. Buyer will have thirty (30) days to review the Closing Balance Sheet and raise any objections that the Closing Balance Sheet was not prepared in accordance with the requirements set forth in this Section 7.16, by delivering a written notice to Seller of such objection, which notice shall provide a detailed explanation of the reasons for Buyer's objection. In the event no such notice is received by Seller within such thirty-day-period, the Closing Balance Sheet will be deemed final. In the event that Seller does receive such notice within such thirty-day period, Buyer and Seller will act in good faith to resolve any differences or disputes (including, the case of Seller, providing such information as is reasonably requested by Buyer to document items reflected on the Closing Balance Sheet) with respect to the Closing Balance Sheet within thirty days following Seller's receipt of Buyer's notice of objection hereunder.

                  7.17 Seller Certificate. Within five (5) days after the Closing Date, Seller shall deliver a certificate, executed by a manager who is responsible for the Business, certifying that Seller has fulfilled its obligations under Section 7.6 to operate the Business in all material respects in the ordinary course during the period from the Effective Date through the Closing.

                  7.18 Financing Obligations. Between the Effective Date and the Closing Date, Buyer will use its best reasonable commercial efforts to obtain an additional $5,000,000 in cash in order to increase the aggregate amount of the Cash Payment under Section 3.1. In the event that Buyer obtains any additional amounts of cash during such period, the Cash Payment due under Section 3.1 shall be increased by such amount and the principal amount due under the Note (and monthly installments) shall be decreased accordingly, so that the total Purchase Price shall remain $50,000,000.

8.      Indemnification.
        ---------------

                  8.1      Indemnification by Seller.
                           -------------------------

                  (a) Seller shall indemnify Buyer, its Affiliates and their respective officers, directors, employees, permitted assigns and successors (collectively, the "Buyer Indemnified Parties") and hold them harmless against and in respect of any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, damages, losses, liabilities, taxes and deficiencies and penalties and interest thereon and costs and expenses, including reasonable attorneys' fees and expenses (collectively, "Losses") to the extent resulting from (i) the breach of any representation or warranty, or nonfulfillment of any covenant or agreement of Seller in this Agreement

(including without limitation claims raised pursuant to the Contracts prior to the Closing Date) or the Intellectual Property Agreement, or (ii) the Excluded Liabilities.

                  (b) Seller shall indemnify the Buyer Indemnified Parties and hold them harmless against and in respect of any and all Losses to the extent resulting from any default of Seller under any Contract occurring solely during the period prior to the Closing Date that (i) is not disclosed in this Agreement or disclosed, reflected or reserved against in the Balance Sheet or (ii) arises as a result of a failure by Seller to fulfill its obligations under Section 7.6 to operate the Business in the ordinary course between the Effective Date and the Closing Date; provided that notwithstanding the foregoing, liability with respect to such Losses shall be allocated between Buyer and Seller as follows:
(i) Buyer shall be responsible for the first $200,000 of such Losses, (ii) Seller shall be responsible for the next $1,000,000 of such Losses, (iii) Buyer shall be responsible for the following $300,000 of such Losses; and (iv) Seller shall be responsible for the remainder of such Losses subject to the aggregate liability cap set forth in Section 8.4(b) below.

                  8.2 Indemnification by Buyer. Buyer shall indemnify Seller, its Affiliates and their respective officers, directors, employees, permitted assigns and successors (collectively, the "Seller Indemnified Parties" and, together with the Buyer Indemnified Parties, the "Indemnified Parties") and hold them harmless against and in respect of any and all Losses to the extent resulting from (a) the breach of any representation or warranty or nonfulfillment of any covenant or agreement of Buyer in this Agreement (including without limitation claims raised pursuant to the Contracts following the Closing Date subject to Section 8.1(b) above) or the Intellectual Property Agreement, or (b) the Assumed Liabilities.

                  8.3 Period of Indemnity. All representations and warranties of the parties contained in this Agreement and the Intellectual Property Agreement shall survive the execution and delivery of this Agreement and the Intellectual Property Agreement and shall continue in full force and effect for sixteen months after the Closing Date and thereafter shall terminate; provided, however, that if at or prior to the expiration of such period the Indemnified Party has delivered a Claims Notice in accordance with Section 8.5 but the underlying claim has not been fully determined, such period will be extended as to such claim until it is finally determined. Seller's indemnification obligations under
Section 8.1(b) continue in full force and effect for 12 months after the Closing Date and thereafter shall terminate; provided, however, that if at or prior to the expiration of such period the Indemnified Party has delivered a Claims Notice in accordance with Section 8.5 but the underlying claim has not been fully determined, such period will be extended as to such claim until it is finally determined. All covenants or agreements which by their terms are to be performed on or after the Closing Date (including, without limitation, Buyer's obligations with respect to Assumed Liabilities and Seller's obligations with respect to Excluded Liabilities) shall survive until fully discharged.

                  8.4      Limitations.
                           -----------

                  (a) No claim for indemnity shall be asserted by, and no liability for such indemnity shall be enforced against, a party unless a Claim's Notice (as hereinafter defined) has been given by the Indemnified Party to the other party(ies) (the "Indemnitor") prior to the expiration of the period for asserting such claim under Section 8.3. All indemnification rights under this Agreement are without duplication.

                  (b) The aggregate amount payable by Seller with respect to claims under clauses (a)(i) and (b) of Section 8.1 or Buyer with respect to claims under clause (a) of Section 8.2 shall not exceed fifteen percent (15%) of the total consideration payable by Buyer to Seller pursuant to Sections 3.1 and
3.2 (excluding interest), and neither Seller nor Buyer shall have any liability for such claims until the aggregate amount of such claim exceeds $100,000 (the "Basket"); provided that the Basket shall not apply to Seller's indemnification obligations with respect to Losses resulting from any breach of Section 5.6 or
Section 5.16; provided, further, that the Basket shall not apply to Seller's indemnification obligations under Section 8.1(b) as to which a different basket shall apply as provided in such Section 8.1(b); provided, further, however, that none of the limitations contained in this Section 8.4(b) shall apply to (i) Seller's indemnification obligations under Section 8.1(a)(i) with respect to Losses resulting from any breach of Section 5.1, 5.2 or 5.3 of this Agreement;
(ii) Buyer's obligations under Section 3.8 of this Agreement and Buyer's obligations with respect to the Assumed Liabilities; and (iii) Seller's obligations with respect to the Excluded Liabilities.

                  8.5 Notice to the Indemnitor. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an Indemnitor under this Article 8, the Indemnified Party shall notify the Indemnitor in writing of such claim (the "Claims Notice"). The Claims Notice shall describe the asserted liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. Failure by the Indemnified Party to give a Claims Notice to the Indemnitor in accordance with the provisions of this Section 8.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor has been actually prejudiced by such failure.

                  8.6 Rights of Parties to Settle or Defend. The Indemnitor may elect to compromise or defend, at its own expense, by its own counsel any asserted liability; provided, that the Indemnitor may not settle such asserted liability without the written consent of any Indemnified Party if such settlement involves any admission of wrongful conduct on the part of any Indemnified Party or imposes any restriction on any Indemnified Party. If the Indemnitor elects to compromise or defend such asserted liability, it shall within 30 calendar days upon being given the Claims Notice (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate in the compromise of, or defense against, such asserted liability. If the Indemnitor elects to defend any claim, the Indemnified Party shall make available to the Indemnitor any books, records or other documents within its control that are reasonably necessary or appropriate for such defense. If the Indemnitor elects not to defend the asserted liability or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may defend (at the reasonable expense of the Indemnitor) such asserted liability as the Indemnified Party considers appropriate; provided, that it may not settle such asserted liability without the written consent of the Indemnitor. The parties agree to cooperate fully with one another in the defense, settlement or compromise of any asserted liability. In any event, the Indemnified Party and the Indemnitor may participate, at their own expense, in the defense of such asserted liability.

                  8.7 Exclusive Remedies. The parties hereto acknowledge that the indemnity rights set forth in this Article 8 are intended to be their exclusive monetary remedies in connection with this Agreement and the Transaction; provided that nothing in this Section 8.7 shall limit in any way the availability of specific performance, injunctive relief or other equitable remedies to which a party may otherwise be entitled, and further provided that the remedies specified, respectively, in the Intellectual Property Agreement, the Transition Services Agreement and the Telecommunications Services Agreement shall be the exclusive remedies with respect to each such agreement.

9.       Miscellaneous.
         -------------

                  9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date by either Seller or Buyer by written notice to the other party if the Closing shall not have occurred and the conditions to Closing as specified in Section 7.14 have not been fulfilled by June 30, 2001, unless such date shall be extended by the mutual written consent of Seller and Buyer.

                  9.2 Entire Agreement. This Agreement (together with the Schedules and Exhibits hereto) contain, and are intended as, a complete statement of all of the terms of the arrangements among the parties with respect to the matters provided for herein and therein, and supersede any previous agreements and understandings among the parties with respect to those matters.

                  9.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its principles of conflicts of law.


                  9.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered or certified mail, return receipt requested, sent by recognized overnight delivery service (signature of receipt requested) or, to the extent receipt is confirmed, by telecopy or telefax (provided that such party also sends a copy by personal delivery or registered or certified mail, return receipt requested, or recognized overnight delivery service, signature of receipt requested), to the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

         If to Seller, to:

                           AT&T Corp.
                           55 Corporate Drive
                           Room 15A07
                           Bridgewater, NJ 08807
                           Attention: Steve M. Finnerty
                           Fax Number: 908-658-2010
         with a copy to:

                           Sanford Tannenbaum
                           General Attorney
                           AT&T Corp.
                           295 North Maple Avenue
                           Room 3235C2
                           Basking Ridge, NJ 07920-1002
                           Fax Number:  908-221-6306

         If to Buyer, to:

                           George Abi Zeid
                           President
                           Swift Telecommunications, Inc.
                           262 Glen Head Road
                           Glen Head, NY 11545
                           Fax Number: 516-671-5929

         with a copy to:


                           Bruce S. Coleman
                           Coleman, Rhine & Goodwin LLP
                           750 Lexington Avenue, 26th Floor
                           New York, NY 10022
                           Fax Number: 212-317-1970

                  9.5 Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, but such invalidity or unenforceability shall not affect in any way the remaining provisions hereof provided that such invalidity or unenforceability does not deny any party the material benefits of the transactions for which it has bargained.

                  9.6 Amendment; Waiver. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Each party may waive compliance by the other with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision. Any waiver must be in writing and signed by the party granting the waiver.

                  9.7 Assignment and Binding Effect. Neither Buyer nor Seller may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other; provided that Seller may assign any of its rights or delegate any of its duties to any entity controlled by Seller and Buyer may assign any of its rights or delegate any of its duties to any entity that is controlled by Buyer; provided, further, that Buyer shall remain principally liable for all duties of Buyer so assigned and that such assignee is not a direct competitor of Seller or any of its Affiliates. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the parties and the respective successors and permitted assigns of the parties.

                  9.8 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons, including the right to enforce any of the provisions of this Agreement.

                  9.9 Counterparts. This Agreement may be executed in counterparts, all of which shall be deemed an original, and each party hereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

                  9.10 Certain Definitions. The following terms, as used herein, have the following meanings:

                  "Accounts Receivable" means all claims for money or other obligations due to Seller arising under the Customer Contracts to the extent applicable to the Business.

                  "Affiliate," with respect to any Person, means any Person directly or indirectly controlling, controlled by or under common control with such Person.

                  "Balance Sheet" means the September 30, 2000 balance sheet included as part of the Financial Statements attached hereto as Schedule 5.11.

                  "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York on which banking institutions located in such State are closed.

                  "Cash Payment" shall have the meaning specified in Section
3.1.

                  "Claims Notice" shall have the meaning specified in Section
8.5.

                  "Closing Balance Sheet" shall have the meaning specified in
Section 7.16.

                  "Closing Date" shall have the meaning specified in Section
4.1.

                  "Code" shall have the meaning specified in Section 3.7.

                  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, as an officer or director of such Person, by contract or credit arrangement or otherwise.

                  "EasyLink UK Assets" shall have the meaning specified in
Section 5.5(b).

                  "Effective Date" shall have the meaning specified in the introductory paragraph to this Agreement.

                  "E.U. Employees" shall have the meaning specified in
Section 7.5(a)(i).

                  "Force Majeure Event" means fire, explosion, power blackout, earthquake, flood, the elements, embargo, war, natural disaster or other acts of God.

                  "Governmental Authority" means any government or political subdivision thereof, whether federal, state, local or foreign, and any agency, department, division, court, tribunal or instrumentality of any such government or political subdivision.

                  "HSR Act" means the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended.

                  "Intellectual Property Agreement" shall have the meaning specified in Section 7.9.

                  "Knowledge" means, with respect to Seller, the actual knowledge of the individuals set forth on Schedule 9.10, after reasonable inquiry by such individuals as to the matters which are so qualified by knowledge.

                  "Liens" shall have the meaning specified in Section 5.5(a).

                  "Material Adverse Effect" or "Material Adverse Change" means any change or effect that is, or is reasonably likely to be, materially adverse to the Business and the Assets, taken as a whole.

                  "Permitted Liens" shall have the meaning specified in Section 5.5(a).

                  "Person" means any natural person, firm, partnership, joint venture, association, corporation, company, trust, business trust, Governmental Authority or other entity.

                  "Reasonable Commuting Distance" means a distance that is fewer than 50 straight-line miles from the Business Employee's principal residence. In addition, a distance that does not increase a Business Employee's commute by more than five straight-line miles shall also be a Reasonable Commuting Distance.

                  "Taxes" or "Tax" refers to all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, telecommunications, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code Section 59A), premium, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

                  "Transaction Agreements" mean this Agreement and the Intellectual Property Agreement, the Transition Services Agreement, the Telecommunications Services Agreement, the Note and the Security Agreements.

                  "U.S. Business Employees" shall have the meaning specified in Section 7.5(a)(ii).

                  9.11 Consent to Jurisdiction and Business of Process. Any dispute between the parties which is not resolved in the normal course of business or as otherwise provided hereunder shall be resolved as follows:

                  (a) Within ten (10) days after receipt of written notice from either party, designees (the "Designees") of each of Buyer and Seller shall meet and attempt to resolve the dispute.

                  (b) If the dispute is not resolved within forty-five (45) days after the sending of the initial written notice, then either party may commence legal action as specified in Section 9.11(c) below.

                  (c) Any legal action, suit or proceeding arising out of or relating to this Agreement, the Intellectual Property Agreement or the Transaction may be instituted in any state or federal court located in New York County, State of New York, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives any offsets or counterclaims in any such action, suit or proceeding. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided, or by personal service on such party with a copy of such process mailed to such party by registered or certified mail, return receipt requested, postage prepaid. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than New York in connection with actions initiated by third parties in such other jurisdictions.

                  9.12 Interpretation. Article titles, headings to sections and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation hereof. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used herein, "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "writing", "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also to its successors and permitted assigns; except as the context may otherwise require, "hereof", "herein", "hereunder" and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include the other; except as the context may otherwise require, the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; references to "Article", "Section" or another subdivision or to an "Exhibit" or "Schedule" are to an article, section or subdivision hereof or an "Exhibit" or "Schedule" hereto.

                  IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first above written.



                                   AT&T CORP.



                                   By: s/Kathleen Earley
                                       ------------------------------------
                                       Name:  Kathleen Earley
                                       Title: President AT&T Internet & Data
                                              Services

                                   SWIFT TELECOMMUNICATIONS INC.



                                   By: s/George Abi Zeid
                                       ------------------------------------
                                       Name:  George Abi Zeid
                                       Title:  President and CEO